Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Genesis Technology Group, Inc.
(formerly known as Newagecities.com, Inc.)


We consent to incorporation by reference in the Registration Statement (No. 333-65300) on Form S-8 of Genesis Technology Group, Inc. (formerly known as Newagecities.com, Inc.) of our report dated January 5, 2002 with respect to the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended September 30, 2001, which report appears in the September 30, 2001 annual report on Form 10-KSB of Genesis Technology Group, Inc.


/s/ Feldman Sherb & Co., P.C.
Feldman Sherb & Co., P.C.
New York, New York
January 14, 2002